EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 26, 2018, by and between The Giant Beverage Company, Inc., a New York corporation (hereinafter referred to as the “Company”), and Frank Iemmiti, (hereinafter referred to as “General Manager”).

WHEREAS, the Company desires to employ General Manager as the General Manager of the Company, subject to the terms and conditions of this agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the promises and covenants herein, the parties agree as follows:

1.    Employment

General Manager accepts employment with the Company and agrees to commence employment on April 26, 2018 (the “Effective Date”) for a two-year period (the “Term”) in accordance with the terms and conditions of this Agreement. General Manager may be terminated for cause pursuant to Term 5.1 of this Agreement. In the event of termination for cause, apart from the General Manager’s salary for the current pay period prior to being terminated for cause, he shall not be entitled to any payments, benefits, damages, awards or compensation from the date of termination until the remaining period of the two-year term or otherwise.

2.    Duties

2.1     General Manager shall, during the term of his employment with the Company, perform the duties of General Manager and shall perform such other duties as shall be specified and designated from time to time by the Company’s President (the “President”) or his successor or designee. General Manager shall devote his full business time and effort to the performance of his duties hereunder. The General Manager shall take directions from and report to the President or such other senior officer of the Company or the Company’s board of directors (the “Board of Directors”). Notwithstanding the foregoing, General Manager may engage in or serve such civic, community, charitable, educational, religious or non-profit organizations and boards as he may select so long as such service does not materially interfere with General Manager’s performance of his duties to the Company as provided in this Agreement.

2.2     General Manager’s employment hereunder shall be subject to the rules and regulations of the Company involving the general conduct of business of the Company in force from time to time and applicable to senior General Managers of the Company.

2.3     The parties hereto understand and acknowledge that the Company’s headquarters are currently located in New York, NY. Notwithstanding the foregoing, the Company agrees that General Manager’s principal work location shall be at the Company’s offices located in Staten Island NY.

2.4 The General Manager acknowledges, understands and agrees that the Company may randomly drug test the General Manager with no notice whatsoever.

2.5 Post Closing, the General Manager shall provide in written form any prior workman’s compensation and medical claims prior to being hired as the General Manager pursuant to this Agreement.

3.    Compensation

3.1     Salary. The Company shall pay General Manager an annualized salary of $75,000 (the “Annual Salary”), in accordance with the customary payroll practices of the Company.

3.2     Benefits. Unless authorized by the Company’s Board of Directors, the General Manager shall be ineligible to participate in the Company’s employee benefits plans, subject to the terms and conditions of the applicable plan documents, and subject to the Company’s right to amend, terminate, increase costs and/or take other similar action with respect to any or all of its benefit plans, as with all other plans and programs of the Company.

3.3      Expenses. The Company shall pay or reimburse General Manager for all pre-approved and reasonable out-of-pocket expenses actually incurred by General Manager in the performance of General Manager’s services under this Agreement, in accordance with the Company’s expense reimbursement policies in effect from time to time (including timely submission of proof of such expenses (including, in the case of reimbursements, proof of payment) in such form as the Company may require).

4.    Termination upon Death or Disability

This Agreement and the General Manager’s employment shall terminate upon General Manager’s death. If General Manager becomes disabled, the Company may terminate this Agreement and General Manager’s employment by written notice to General Manager. For purposes hereof, “disability” shall be defined to mean General Manager’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of sixty (60) consecutive days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of the parties hereto. In the event that the parties hereto cannot agree on an approved medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall serve as the approved medical doctor hereunder. Upon death or termination of employment by virtue of disability, General Manager (or General Manager’s estate or beneficiaries in the case of the death of General Manager) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than his Annual Salary earned and accrued under this Agreement prior to the effective date of termination. This Agreement shall otherwise terminate upon the effective date of the termination of employment and General Manager shall have no further rights hereunder.

5.    Other Terminations of Employment

5.1     Termination for Cause. The Company may terminate this Agreement and General Manager’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by General Manager constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, theft, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by General Manager of any felony involving deceit, dishonesty or fraud, or any conduct by General Manager that would reasonably be expected to result in material economic injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) willful and continued non-performance by General Manager of his duties hereunder (other than by reason of General Manager’s physical or mental illness, incapacity or disability); (iv) a breach by General Manager of any of the provisions contained in Section 6 of this Agreement; (v) a material violation by General Manager of the Company’s material written employment policies, where such violations results in material harm to the Company; (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the President or Board of Directors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (vi) failure or refusal to follow the instructions of the Company’s President or the Company’s Board of Directors; (vii) willful failure to substantially perform his reasonably assigned material duties hereunder, including but not limited to duties consistent with the General Manager Executive’s position as are assigned by the Board, (viii) has engaged in willful misconduct in the performance of his duties, (ix) has engaged in conduct that violated the Company’s then existing written internal policies or procedures that have been provided to the General Manager in writing; (x) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (xi) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; and (xii) General Manager’s improper conduct substantially prejudicial to Company’s business; provided that, with respect to subsections (iii) and (v) above, Cause will only be deemed to occur after written notice to General Manager describing in reasonably specific detail the events/actions giving rise to the Cause determination, and, if curing such events/actions is feasible, the failure by General Manager to cure such events/actions giving rise to the Cause determination within thirty (30) days following such written notice. Notwithstanding any other provision of this Agreement, if the Company terminates General Manager’s employment in accordance with the terms of this Section 5.1 for Cause, General Manager shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary earned and accrued under this Agreement prior to the effective date of termination. This Agreement shall otherwise terminate upon the effective date of the termination of employment and General Manager shall have no further rights hereunder.

5.2     Termination by General Manager. Notwithstanding any other provision of this Agreement, if General Manager terminates this Agreement and his employment under this Section 5.2, General Manager shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than his Annual Salary earned and accrued under this Agreement prior to the effective date of termination.

6.    Other Provisions

6.1     Severability. General Manager acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined by a court of competent jurisdiction that any provision of this Agreement, including, without limitation, any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. The parties hereto will substitute for the invalid or unenforceable provision a new, mutually acceptable, valid and enforceable provision of like economic effect.

6.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered in person, by facsimile or electronic mail or by certified or registered mail, postage prepaid. Any such notice given by certified or registered mail shall be deemed given five days after the date of deposit in the United States mails as follows:

or to such other address for the General Manager as is then on file with the Company.

Any such person may by notice given in accordance with this Section to the other party designate another address or person for receipt by such person of notices hereunder.

6.3    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates that may have related to the subject matter hereof in any way.

6.4     Waivers and Amendments. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument singed by the parties or, in the case of a waiver, by the party waiving compliance. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.5     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORKWITH REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.6     Venue. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in New York City, New York, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. Each party is individually responsible for its own legal fees and expenses regardless of the disposition of any suit, action, proceeding or claim.

6.7     Assignment. This Agreement, and General Manager’s rights and obligations hereunder, may not be assigned by General Manager without the prior written consent of the Company; any purported assignment by General Manager in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights and obligations hereunder.

6.8     Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by applicable law.

6.9     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.10     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.11     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.12     Third-Party Agreements and Rights. General Manager represents to the Company that General Manager’s execution of this Agreement, General Manager’s employment with the Company and the performance of General Manager’s proposed duties for the Company will not violate any obligations General Manager may have to any previous employer or any other party. In General Manager’s work for the Company, General Manager will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and General Manager will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employment or other party.

6.13       Legal Fees/Expenses. In the event of a dispute between the Parties, each Party will be responsible for its own legal fees and expenses.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

THE GIANT BEVERAGE COMPANY, INC.

/s/ Fernando Oswaldo Leonzo
Fernando Oswaldo Leonzo
President

GENERAL MANAGER

/s/ Frank Iemmiti
Frank Iemmiti